Exhibit 99.01

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055 For Immediate Release	J. Michael Daniel, Senior Vice President and Chief Financial Officer (276) 629-6614 - Investors Peter D. Morrison, Vice President of Communications (276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces Board Appointment

Bassett Furniture Industries, Inc. (BSET) announced that on July 16, 2025, James E. Goergen was elected a member of its Board of Directors beginning on July 22, 2025. “We welcome Jim Goergen to the Bassett Board of Directors,” said Rob Spilman, Chairman and CEO. “We are excited to have someone with his industry experience and track record to join the Bassett board. Jim’s background as a CEO and CFO with years of experience in the interior design, sourcing and technology fields will be a tremendous additive to our strategic planning and operational execution as we move forward.”

After receiving his undergraduate degree in Finance and Economics from the University of Southern Indiana, Mr. Goergen embarked on a career as a certified financial analyst and industry executive gaining decades of experience in mergers and acquisitions, private equity, global sourcing and strategic planning. He has more than 20 years of C-Level experience with commercial and residential furniture companies, most recently focused on leading high-end commercial and luxury residential design firms.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET) is a leading provider of high-quality home furnishings with a wide range of distribution types. Bassett sales approximately 60% of its products through its network of 87 company- and licensee-owned stores which feature the latest on-trend furniture styles, the Company’s capabilities in custom furniture design and manufacturing, free in-home design visits, and coordinated decorating accessories in a professional and friendly environment. Bassett also has a significant traditional wholesale business with more than 1,000 open market accounts. Most of the open market sales are through Bassett Design Centers and Bassett Custom Studios which function as a store within a multi-line store featuring the Company’s custom furniture capabilities. The wholesale business, including the Lane Venture outdoor brand, also services general furniture stores and a growing number of interior design firms. Bassett products are also directly available to consumers at www.bassettfurniture.com. (BSET-E)